Exhibit 10.2

Execution Version

SUNDANCE ENERGY INC.

STOCKHOLDERS AGREEMENT

Dated as of April 23, 2021

-i-

SCHEDULES

Schedule A	Initial Board

EXHIBITS

Exhibit A	Form of Joinder Agreement

-ii-

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS Agreement, dated as of April 23, 2021 (this “Agreement”), is made by and among Sundance Energy Inc., a Delaware corporation (the “Company”), and the Investors (collectively, together with the Company, the “Parties”).

WHEREAS, the Investors as of the date of this Agreement have received Common Shares pursuant to the Joint Prepackaged Chapter 11 Plan of Reorganization, as filed with the United States Bankruptcy Court for the Southern District of Texas, Chapter 11 Case No. 21-30882, on March 9, 2021 (including all exhibits, schedules, supplements, and ancillary documents, and as may be amended from time to time, the “Plan”) for Sundance Energy Inc. and the other Debtors (as defined therein) in the jointly administered cases which were commenced under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas;

WHEREAS, in accordance with the Plan, all Investors as of the date of this Agreement shall be bound by this Agreement upon receiving Common Shares pursuant to the Plan; and

WHEREAS, in accordance with the Plan, the Parties desire to establish certain rights and obligations with respect to the composition of the board of directors of the Company (the “Board”), to manage, in certain circumstances, the Transfer of Common Shares, to provide for certain additional covenants and to provide for certain rights and obligations as among themselves in relation to the affairs of the Company and its Subsidiaries and certain other matters as set forth herein.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement intending to be bound hereby agree as follows.

Article I
DEFINITIONS

Section 1.1        Definitions. As used herein, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person (as defined herein), any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person; provided, however, that (a) none of the Company or its Subsidiaries shall be considered an Affiliate of the Investors and none of the members of an Investor Group shall be considered Affiliates of another Investor Group. The term “Affiliated” shall have a correlative meaning.

“Angelo Gordon Investor” means AG Energy Funding, LLC.

“Apollo Investor” means, individually and collectively, as applicable, Apollo Union Street Partners, L.P.; Apollo Kings Alley Credit Fund, L.P.; Apollo TR Enhanced Levered Yield LLC; Apollo Tower Credit Fund, L.P.; Apollo Moultrie Credit Fund, L.P.; MPI (London) Limited; Apollo Tactical Value SPN Investments, L.P.; Amissima Diversified Income ICAV; Apollo Atlas Master Fund, LLC; Tranquilidade Diversified Income ICAV; and Apollo TR Opportunistic Ltd.

“Ares Investor” means, individually and collectively, as applicable, Ares Capital Corporation; Cion Ares Diversified Credit Fund; Ares Credit Strategies Insurance Dedicated Fund Series of Sali Multi-Series Fund, L.P.; and Ares Direct Finance I LP.

“Beneficially Own” means, with respect to any Securities, having “beneficial ownership” of such Securities as determined pursuant to Rule 13d-3 under the Exchange Act without giving effect to the 60-day limitation on determining beneficial ownership contained in Rule 13d-3(d).

“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in New York, New York or Houston, Texas.

“Common Shares” means the shares of common stock of the Company, par value $0.001 per share (and any other Securities received in exchange for such Common Shares).

“Company Bylaws” means the amended and restated bylaws of the Company, as they may be amended from time to time.

“Company Certificate” means the amended and restated certificate of organization of the Company, as it may be amended from time to time.

“Company Organizational Documents” means, collectively, the Company Certificate and the Company Bylaws.

“Company Purpose” means the development, production and exploration of oil, natural gas and natural gas liquids in the United States of America (other than Alaska and Hawaii) and any activities necessary or incidental thereto.

“Company Sale” means the occurrence of any of the following: (a) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions (including any merger or consolidation, whether by operation of law or otherwise), of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (or “group”, within the meaning of the regulations promulgated by the SEC under Section 13(d) of the Exchange Act), other than any member of an Investor Group or any Affiliate of any such Investor Group Member, (b) the consummation of any transaction (including any merger or consolidation, whether by operation of law or otherwise), the result of which is that any one Person (or a “group”, within the meaning of the regulations promulgated by the SEC under Section 13(d) of the Exchange Act), other than any member of an Investor Group or any Affiliate of any such Investor Group member, becomes the beneficial owner, directly or indirectly, of all of the then outstanding Common Shares or (c) the consummation of any transaction (including any merger or consolidation, whether by operation of law or otherwise), the result of which is that more than 50% of the Common Shares are held, directly or indirectly, immediately following such transaction by any Person other than any member of an Investor Group or any Affiliate of any such Investor Group member.

“Confidential Information” means all information, knowledge, systems or data relating to the business, operations, finances, policies, strategies, intentions or inventions of the Company (including any information provided pursuant to Article VI) from whatever source obtained, except for any such information, knowledge, systems or data that, at the time of disclosure, was in the public domain or otherwise in the possession of the receiving Person unless such information, knowledge, systems or data was placed into the public domain or became known to such receiving Person in violation of any non-disclosure obligation, including Section 6.2.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly (including through one or more intermediaries), of the power or authority to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Fair Market Value” of (i) any marketable securities means the volume weighted average trading price of the securities during the twenty (20) trading days immediately preceding the date of determination (provided, that in determining the Fair Market Value of any securities to be received in a Drag-Along Sale, the date of determination shall the date of the first public announcement of entry into a binding obligation to consummate such Drag-Along Sale) and (ii) of any other non-cash property or securities means the fair value for such assets or securities as between a willing buyer and a willing seller in an arm’s-length transaction between non-affiliates occurring on the date of determination, as reasonably determined by the Board in good faith.

“Governmental Entity” means any national, state, local, supranational or foreign government or any court of competent jurisdiction, administrative agency or commission or other national, state, local, supranational or foreign governmental authority or instrumentality.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“Investor Group” means an Investor and each of its Affiliates that holds Common Shares.

“Investor Percentage Interest” means, with respect to an Investor, as of any date of determination, the percentage represented by the quotient of (a) the number of Common Shares that such Investor Beneficially Owns divided by (b) the number of Common Shares Beneficially Owned by all Investors; provided, that solely for purposes of this definition, any Common Shares issued to current or former employees and service providers of the Company pursuant to compensatory equity awards shall be disregarded.

“Investors” means, collectively, (a) the Angelo Gordon Investor, the Apollo Investor, the Ares Investor and the Morgan Stanley Investor and (b) such other Persons, if any, that may from time to time become parties hereto in accordance with the terms of this Agreement (but in each case, only insofar as rights hereunder may be assigned to such Person pursuant to Section 3.5).

“IPO” means the initial underwritten public offering after the date of this Agreement of the Common Shares or other equity Securities of the Company or any of its Subsidiaries pursuant to an effective Registration Statement.

“Liquidity Event” means (i) any Company Sale, (ii) any liquidation, dissolution or winding up of the Company or (iii) any recapitalization, merger, consolidation or other business combination following which the Investors and their respective Affiliates no longer hold, directly or indirectly, at least 50% of the voting equity interests of the Company.

“Management Equity Holder” means each holder of Common Shares that signs a joinder to this Agreement as a condition to receipt of Common Shares pursuant to awards under any incentive equity plan of the Company.

“MOIC” means, a multiple equal to the ratio of (i) the sum of (x) the total amount of cash and the Fair Market Value of all property distributed in respect of the Common Shares following the date hereof plus (y) the total amount of cash and the Fair Market Value of all property to be received in respect of or in exchange for the Common Shares in a Drag-Along Sale over (ii) $[ ] plus the total amount of cash and the Fair Market Value of all property paid in exchange for any Common Shares following the date hereof and prior to the consummation of the applicable Drag-Along Sale.

“Morgan Stanley Investor” means, collectively or individually, as applicable, Morgan Stanley Capital Administrators Inc. and Morgan Stanley Capital Group Inc.

“Necessary Action” means, with respect to a specified result, all actions that are permitted by law and reasonably necessary to cause such result, including, as applicable (a) voting, or providing a written consent or proxy with respect to, Common Shares, (b) causing the adoption of Board or stockholder resolutions, (c) amending the Company Organizational Documents, (d) using reasonable best efforts to cause Directors (to the extent such Directors were nominated by the Person obligated to undertake the Necessary Action, and subject to any applicable fiduciary duties) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (e) executing agreements and instruments and (f) making, or causing to be made, with Governmental Entity, all filings, registrations or similar actions that are required to achieve such result; provided, that nothing in this clause (f) shall require any Investor to incur any expenses other than filing fees or other administrative fees that are immaterial.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Proceeding” means any judicial, administrative or arbitral action, suit or proceeding by or before any Governmental Entity.

“Public Offering” means a public offering of the Common Shares or other equity Securities of the Company or any of its Subsidiaries pursuant to an effective Registration Statement.

“Qualified Prospective Investor” means any prospective investor who enters into a confidentiality agreement on customary terms (but in any case at least as protective of the Company as the confidentiality requirements set forth in Section 6.2 and that, among other things, provides for third-party beneficiary rights in favor of the Company to enforce the terms thereof) for purposes of evaluating an investment in the Company.

“Registration Statement” means any registration statement filed pursuant to the Securities Act.

“Related Person” means (a) any executive officer or Affiliate of the Company, (b) any Director, or any Affiliate of such Director, (c) any Investor or Affiliate of an Investor and (d) any director, officer or employee of any of the Persons described in clauses (a) through (c).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means “securities” as defined in Section 2(a)(1) of the Securities Act and includes, with respect to any Person, capital stock or other equity interests issued by such Person or any options, warrants or other Securities that are directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other equity interests issued by such Person.

“Securities Act” means the U.S. Securities Act of 1933.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, (a) of which such first Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) of which such first Person is a general partner or managing member or (c) that is otherwise controlled by such first Person.

“Third Party Purchaser” means any Person to whom an Investor proposes to Transfer its Common Shares in accordance with this Agreement, other than any potential Transferee that (a) is an Affiliate of such Transferring Investor or (b) is another Investor.

“Transfer” means any transfer, sale, assignment, pledge, hypothecation or other disposition of any Common Shares, whether direct or indirect and whether voluntary or involuntary, or any agreement to transfer, sell, assign, pledge, hypothecate or otherwise dispose of any Common Shares, including any such transfer, sale, assignment, pledge, hypothecation, disposition by operation of law or otherwise to an heir, successor or assign; provided, that any Transfer or issuance of limited partnership or other equity interests in any entity that holds any material investments (other than Common Shares) and which is, or is an equityholder (directly or indirectly) of, an Investor, or the change in control of any general partner, manager or similar Person of such entity, will not be deemed to be a Transfer for purposes hereof. The terms “Transferring”, “Transferred” and “Transferee” shall have correlative meanings.

Section 1.2        Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Term	Section

Agreement	Preamble
Approved Budget	Section 2.5(c)
Approved Indebtedness	Section 2.5(n)
Board	Recitals
Buyout Notice	Section 3.3(a)
Company	Preamble
Director	Section 2.1(a)
Drag Third Party Purchaser	Section 3.3(a)
Drag-Along Outside Date	Section 3.3(b)
Drag-Along Sale	Section 3.3(a)
Dragging Investor	Section 3.3(a)
Election Period	Section 4.2

Funding Event Amount	Section 4.9
Funding Event Shortfall	Section 4.9
Initial Board	Section 2.1(a)
Initial Funded Portion	Section 4.9
Initial Rescue Funding Event	Section 4.9
IPO Triggering Person	Section 3.8
Issuance	Section 4.3
New Debt or Equity Interests	Section 4.1
Non-Rescue Investors	Section 4.9
Notice of Acceptance	Section 4.4
Optional Rescue Funding Notice	Section 4.9
Participating Tag-Along Rightholder	Section 3.2(b)
Parties	Preamble
Plan	Recitals
Preemptive Offer Notice	Section 4.2
Preemptive Right	Section 4.1
Preemptive Rights Holder	Section 4.1
Proportionate Percentage	Section 4.1
Proposed ROFO Transfer	Section 3.4
Proposed Transfer	Section 3.2(b)
Public Entity	Section 3.8
Registration Rights Agreement	Section 7.1(a)
Related Party Transaction	Section 2.5(g)
Remaining Portion	Section 4.9
Removal Request	Section 2.1(d)
Reorganization	Section 3.8
Rescue Event	Section 4.9
Rescue Financing	Section 4.9
Rescue Investor	Section 4.9
ROFO Acceptance Notice	Section 3.4
ROFO Holders	Section 3.4
ROFO Notice	Section 3.4
ROFO Offer	Section 3.4
ROFO Offer Price	Section 3.4
ROFO Offered Shares	Section 3.4
Selling ROFO Investor	Section 3.4
Selling Tag Investor	Section 3.2(a)
Subject Purchaser	Section 4.1
Tag-Along Notice	Section 3.2(b)
Tag-Along Notice Period	Section 3.2(b)
Tag-Along Rightholder	Section 3.2(a)
Winning ROFO Investor	Section 3.4
Winning ROFO Offer	Section 3.4

Article II
GOVERNANCE

Section 2.1             Composition of the Board of Directors.

(a)            Board Size. The number of directors of the Company (each, a “Director”) shall be four or such other number as the Board may from time to time determine; provided, that the size of the Board shall not be less than one. Effective as of the date of this Agreement, the Board shall consist of the individuals set forth on Schedule B (the “Initial Board”), each serving until the first annual meeting of the stockholders of the Company following the date of this Agreement, or until his or her earlier resignation, retirement, death or removal.

(b)            Nomination and Election of Directors. Each Investor Group shall be entitled to nominate for election one Director, for so long as such Investor Group’s Investor Percentage Interest (calculated as the sum of the Investor Percentage Interest of each Investor in such Investor Group) is (i) at least 20% or (ii) such Investor Group Beneficially Owns at least 75% of the Common Shares Beneficially Owned by such Investor Group as of the date of this Agreement, and each Investor Group and each Management Equity Holder shall take all Necessary Action to elect each such nominee as a Director and to otherwise give effect to the provisions of this Article II.

(c)            Chairperson. A chairperson of the Board may be elected by a majority vote of the Directors, each acting in his or her sole discretion.

(d)            Removal; Replacement.

(i)            At any time following the date of this Agreement, an Investor may deliver, in its sole discretion, a written request to the Company (a “Removal Request”) with respect to the Director appointed by such Investor’s Investor Group, which Removal Request may designate a replacement Director. Upon receipt of a valid Removal Request by the Company, the Company, the Board, each Investor and each Management Equity Holder shall, as promptly as practicable, take all Necessary Action to remove the Director identified in such Removal Request and to cause such proposed replacement Director (if any) to be appointed to the Board. At such time as an Investor Group no longer has the right to nominate a Director pursuant to Section 2.1(b), such Investor Group will take all Necessary Action to cause the removal of such Director.

Section 2.2             Meetings of the Board.

(a)            Meetings of the Board of Directors shall be called in accordance with and otherwise be subject to the terms of the Company Bylaws.

(b)            Other than as set forth in Section 2.2(d), no action may be taken by the Board unless a quorum is present. A quorum shall consist of the presence, in person or by proxy, of the Directors entitled to cast a majority of the votes of the whole Board of Directors.

(c)            Except as otherwise expressly provided in this Agreement or the Company Organizational Documents, the Board shall act by vote of Directors holding a majority of the votes of all Directors present at a meeting of the Board at which a quorum has been established, and each Director shall have a number of votes equal to the number of Common Shares Beneficially Owned by the Investor Group that appointed such Director.

(d)            Any action required or permitted to be taken by the Board (or any committee thereof) may be taken without a meeting, if all of the Directors then in office consent in writing (including by electronic transmission) to such action. Such consent shall have the same effect as a vote of the Board.

Section 2.3             Committees of the Board. The size and composition of the committees of the Board shall be as determined by the Board from time to time; provided, that, each Investor Group shall be entitled to have one representative on any such committee so long as such Investor Group is entitled to designate a Director pursuant to Section 2.1(b).

Section 2.4             Expense Reimbursement; Compensation; Insurance.

(a)            The Company shall pay or reimburse the reasonable, documented out-of-pocket expenses incurred by the Directors in connection with their service as Directors, including in connection with their attendance of meetings of the Board and any committees of the Board.

(b)            All Directors (other than any Director who is an employee of the Company) may receive reasonable compensation for their services as Directors, including any service on any committee of the Board, as determined by the Board from time to time.

(c)            The Company shall purchase and maintain in effect, at its own expense, directors and officers liability insurance, from reputable carriers on terms satisfactory to the Board, on behalf of and covering the individuals who at any time on or after the date of this Agreement are or become Directors of the Company, against any and all expenses, liabilities or losses asserted against or incurred by such individual in such capacity or arising out of such individual’s status as such, subject to customary exclusions.

Section 2.5             Actions Requiring 75% Board Approval. Notwithstanding anything in this Agreement to the contrary, none of the Company or any of the Company’s Subsidiaries may take any of the following actions without the prior approval of Directors representing at least 75% of the votes of all Directors:

(a)            Effecting any dividends or distributions other than distributions following (or in connection with) a Liquidity Event approved in accordance with this Section 2.5 or effected pursuant to Section 3.3;

(b)            Creating or issuing any equity Securities (other than as contemplated by Section 4.9);

(c)            Approving or modifying any budget (any budget approved in accordance with this Section, an “Approved Budget”); provided, however, that if prior to the end of any fiscal year (or other period for which an Approved Budget has been approved in accordance with this Section 2.5), an annual budget for the following fiscal year (or the following applicable 12-month period) has not been approved in accordance with this Section 2.5, then the existing Approved Budget shall be the Approved Budget for such following fiscal year (or applicable following 12-month period);

(d)            Incurring any expense that is inconsistent with the applicable Approved Budget;

(e)            Entering into any contract that (i) has a term in excess of 1 year, (ii) obligates any Investor or its Affiliates, or (iii) involves obligations inconsistent with the Approved Budget or in excess of $1.0 million;

(f)             Entering into any partnership or joint venture agreements;

(g)            Entering into, modifying (including by waiver), amending or terminating any transaction, agreement or arrangement with, or for the benefit of, any Related Person (other than employment or indemnification arrangements with officers or employees of the Company or any of its Subsidiaries in the ordinary course of business or any Rescue Financing contemplated by Section 4.9) (any such transaction, agreement or arrangement or series of such related transactions, agreements or arrangements, a “Related Party Transaction”);

(h)            Approving (i) any Liquidity Event, except a Liquidity Event effected pursuant to Section 3.3, (ii) any IPO, except an IPO approved in accordance with Section 3.8, or (iii) any material acquisitions or dispositions;

(i)             Other than in connection with or following a Liquidity Event effected pursuant to Section 3.3, dissolving or liquidating the Company;

(j)             File any bankruptcy petition or consent to the appointment of a receiver, liquidator, assignee, custodian or trustee for the purpose of winding up the affairs of the Company or any of its Subsidiaries;

(k)            Lending money to any Person;

(l)             Incurring, guaranteeing, securing or assuming indebtedness (other than (x) in conjunction with draws under a senior secured reserve based revolving credit facility, entry into which was approved by Directors having at least 75% of the votes of all Directors (any such indebtedness, “Approved Indebtedness”) or (y) in accordance with Section 4.9) or granting liens on any assets;

(m)            Permitting the assignment of any Approved Indebtedness or other indebtedness of the Company or any of its Subsidiaries (x) by the lender or lenders thereof or (y) by the Company or any of its Subsidiaries (other than pursuant to a Liquidity Event effected pursuant to Section 3.3);

(n)            Changing any method of accounting, changing any tax status or any Subsidiary ownership or group tax structuring or making any tax elections;

(o)            Settling or initiating material legal proceedings;

(p)            Changing independent public accountants, auditors or reserve engineers; and

(q)            Terminating or hiring, or changing the compensation of, executives or entering into (or modifying) employment contracts.

Section 2.6             Actions Requiring Unanimous Investor Approval. Notwithstanding anything in this Agreement to the contrary, none of the Company or any of the Company’s Subsidiaries may take any of the following actions without the prior written approval of each Director:

(a)            Repurchasing or redeeming any Common Shares or other equity Securities of the Company, other than (a) Common Shares repurchased or redeemed from employees following termination or (b) repurchases or redemptions of Common Shares or other equity Securities of the Company on a pro rata basis; and

(b)            Changing the Company Purpose or taking any action outside the Company Purpose.

Article III
TRANSFERS

Section 3.1             Limitations on Transfer.

(a)            The Investors may Transfer Common Shares, including to Affiliates of such Investor, except as prohibited or restricted by any provision of this Agreement, including Section 3.1(b). No Investor may Transfer any Common Shares in violation of any provision of this Agreement, and any attempt to Transfer any Common Shares in violation of the provisions of this Article III shall be null and void ab initio and the Company shall not register or effect any such Transfer. The Management Equity Holders may not Transfer any Common Shares except (i) with Board approval or (ii) pursuant to a Drag-Along Sale or other merger, consolidation or business combination duly approved by the Board and Investors in accordance with this Agreement.

(b)            No Transfer of any Common Shares shall be permitted if (i) such Transfer would violate the Securities Act or any state securities or “blue sky” laws applicable to the Company or to the Common Shares to be Transferred, (ii) such Transfer would impose liability or reporting obligations on the Company or any Investor thereof under the Exchange Act or would otherwise require the Company or any Investor to make any filing with the SEC, (iii) such Transfer would, individually or together with other concurrently proposed Transfers, cause the Company to be regarded as an “investment company” under the Investment Company Act, (iv) the Company is not, at the time of such proposed Transfer, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and following such proposed Transfer, the Company would have (A) in the aggregate, more than 1,950 holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) and/or (B) in the aggregate, more than 450 holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) who do not satisfy the definition of an “accredited investor” within the meaning of Rule 501(a) under Regulation D of the Securities Act (determined, in each case, in the Company’s sole discretion); provided, that the Board, with the approval of Directors representing at least 75% of the votes represented at the Board, may waive any of the restrictions contained in clauses (i) through (vi). The Company may institute legal proceedings to force rescission of a Transfer prohibited by this Section 3.1(b) and to seek any other remedy available to it at law, in equity or otherwise, including an injunction prohibiting any such Transfer.

(c)            The Board shall have the power to determine all matters related to this Section 3.1, including matters necessary or desirable to administer or to determine compliance with this Section 3.1 and, absent actual fraud, bad faith, manifest error, or self-dealing, the determinations of the Board with respect to such matters related to this Section 3.1 shall be final and binding on the Company, the Investors and any proposed Transferee.

Section 3.2             Tag-Along Right.

(a)            If an Investor (a “Selling Tag Investor”) proposes to Transfer Common Shares to a Third Party Purchaser, in one or a series of related transactions (other than in an IPO), then such Selling Tag Investor shall offer each other Investor (each, a “Tag-Along Rightholder”) the right to include in such Selling Tag Investor’s Transfer to the Third Party Purchaser the Tag-Along Rightholder’s pro rata portion of the Common Shares proposed to be Transferred by the Selling Tag Investor determined based on the relative ownership of Common Shares held by the Selling Tag Investor and Tag-Along Rightholders, at the same price and on the same terms and conditions described in the Tag-Along Notice.

(b)            Prior to the consummation of any proposed Transfer described in Section 3.2(a) (a “Proposed Transfer”), the Selling Tag Investor proposing to make such Proposed Transfer shall offer to the other Tag-Along Rightholders the right to be included in the Proposed Transfer by sending written notice (a “Tag-Along Notice”) to the Company and the Tag-Along Rightholders, which notice shall (i) state the name of such Selling Tag Investor, (ii) state the name and address of the proposed Third Party Purchaser, (iii) state the number of such Selling Tag Investor’s Common Shares proposed to be sold, (iv) state the proposed purchase price and form of consideration of payment and all other material terms and conditions of such sale, (v) include a calculation of the consideration to be received per Common Share by each Tag-Along Rightholder and (vi) include a representation that the Third Party Purchaser has been informed of the “tag-along” rights provided in this Section 3.2(b) and has agreed to purchase the Common Shares in accordance with the terms hereof. Such right shall be exercisable by written notice to the Selling Tag Investor (with a copy to the Company) given within five Business Days after delivery of the Tag-Along Notice (the “Tag-Along Notice Period”) specifying the number of Common Shares with respect to which such Tag-Along Rightholder has elected to exercise its rights under this Section 3.2(b). If the Third Party Purchaser elects to purchase less than all of the Common Shares offered for sale as a result of the Tag-Along Rightholders’ exercise of their “tag-along” rights provided in this Section 3.2(b), the Selling Tag Investor and each Tag-Along Rightholder exercising its rights under this Section 3.2(b) (a “Participating Tag-Along Rightholder”) shall have the right to include its pro rata portion of the Common Shares to be Transferred to the Third Party Purchaser, determined based on the relative ownership of Common Shares held by the Selling Tag Investor and Tag-Along Rightholders, on the same terms and conditions as the Selling Tag Investor in exchange for the pro rata portion of consideration to be received by the Selling Tag Investor. Failure by a Tag-Along Rightholder to respond within the Tag-Along Notice Period shall be regarded as a rejection of the offer made pursuant to the Tag-Along Notice and a waiver by such Tag-Along Rightholder of its rights under this Section 3.2(b) with respect to (but only with respect to) the applicable Tag-Along Notice.

(c)            Each Participating Tag-Along Rightholder agrees (i) to make such representations, warranties, covenants, indemnities and agreements to the Third Party Purchaser as made by the Selling Tag Investor in connection with the tag-along Transfer and (ii) to accept substantially the same terms and conditions to the Transfer as are applicable to the Selling Tag Investor (including the same (but proportionate) consideration the Selling Tag Investor receives); provided, that (A) the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such tag-along Transfer shall in no event be broader or more burdensome than those given by the Selling Tag Investor; (B) each Participating Tag-Along Rightholder shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Common Shares, authorization, execution and delivery of relevant documents, enforceability of such documents against such Participating Tag-Along Rightholder, and other matters relating to such Participating Tag-Along Rightholder, but not with respect to any of the foregoing with respect to any other Investors or the Selling Tag Investor or their Common Shares or the Company and its Subsidiaries; (C) all representations and warranties in the applicable transaction agreement with respect to the Company and its Subsidiaries shall be made by the Selling Tag Investor or the Company and the Participating Tag-Along Rightholders shall be severally and not jointly liable with respect to any indemnification obligation with respect thereto, and any such indemnification obligation shall be pro rata based on the proceeds received by such Participating Tag-Along Rightholder, in each case, in an amount not to exceed the aggregate proceeds received by such Participating Tag-Along Rightholder; and (D) in no event shall any Participating Tag-Along Rightholder be required to enter into a non-compete, non-solicit or similar restrictive covenant.

(d)            The tag-along rights set forth in this Section 3.2(d) shall apply to proposed Transfers of other equity Securities of the Company held by the Investors, mutatis mutandis.

(e)            This Section 3.2 shall terminate upon the occurrence of an IPO.

Section 3.3             Drag-Along Right.

(a)            Subject to Section 3.2 and Section 3.4, if Investors with a majority of the Investor Percentage Interest (the “Dragging Investors”) propose to consummate a Liquidity Event involving a third party that is not an Investor or Affiliate of an Investor (a “Drag Third Party Purchaser”) in exchange for cash and/or freely transferable and marketable Securities (such a transaction, a “Drag-Along Sale”), then such Dragging Investors shall have the right to require each Investor and each Management Equity Holder to include its Common Shares in such Drag-Along Sale and/or vote its Common Shares and take any other actions in furtherance thereof on the same terms and conditions applicable to the Dragging Investors, including by waiving any appraisal or similar rights with respect to the Drag-Along Sale and executing any action by written consent of the Investors and the Management Equity Holders. Such right shall be exercisable by written notice (a “Buyout Notice”) given to each Investor and Management Equity Holder other than the Dragging Investors that shall state (i) that such Dragging Investors propose to effect the Drag-Along Sale to such Drag Third Party Purchaser, (ii) the name of the Drag Third Party Purchaser, and (iii) the purchase price the Drag Third Party Purchaser is paying for the Common Shares and that shall include a copy of any definitive agreements in connection with such Drag-Along Sale. Each such Investor and Management Equity Holder agrees that, upon receipt of a Buyout Notice, such Investor or Management Equity Holder shall be obligated to sell all of its Common Shares for the purchase price set forth in the Buyout Notice (on the same price and with the same (but proportionate) amount of consideration or choice of consideration given to all other Investors) and on the other terms and subject to the conditions of such transaction (and otherwise take all reasonably necessary action to cause consummation of the proposed transaction).

(b)            Notwithstanding the foregoing, the Dragging Investors may only require the consummation of an Drag-Along Sale following the delivery of a Buyout Notice if such Drag-Along Sale would result in the receipt of gross aggregate consideration in respect of the Common Shares pursuant to the Drag-Along Sale (taking into account all prior dividends in respect of such Common Shares) sufficient to achieve, in the aggregate with respect to the Common Shares:

(i)            prior to the second anniversary of the date hereof, a MOIC of at least [ ]x;

(ii)            on or after the second anniversary of the date hereof but prior to the fourth anniversary of the date hereof, a MOIC of at least [ ]x; and

(iii)            following the fourth anniversary of the date hereof, a MOIC of at least [ ]x.

(c)            The closing of any Drag-Along Sale pursuant to this Section 3.3 shall be held as promptly as practicable and at the time and place specified in the Buyout Notice, but in any event within 180 days after the date the Buyout Notice is delivered to the Investors; provided, that such 180-day period may be extended at the election of the Dragging Investors for a period of up to 90 days to the extent necessary to obtain any regulatory approvals required in connection with the Drag-Along Sale (the “Drag-Along Outside Date”). Consummation of the Transfer of Common Shares by any Investor or Management Equity Holder to the Drag Third Party Purchaser in a Drag-Along Sale (i) shall be conditioned upon consummation of the Transfer by each Dragging Investor to such Drag Third Party Purchaser of the Common Shares proposed to be Transferred by the Dragging Investor and (ii) may be effected by a Transfer of such Common Shares or the merger, consolidation, recapitalization or other combination of the Company with or into the Drag Third Party Purchaser or any of its Affiliates, in one or a series of related transactions. If the proposed Transfer with respect to the applicable Common Shares subject to the Buyout Notice does not meet the requirements of Section 3.3(a) prior to the Drag-Along Outside Date, such Dragging Investors shall be deemed to have forfeited their rights to require the other Investors to sell all of their Common Shares to such Drag Third Party Purchaser in connection with such Drag-Along Sale.

(d)            In connection with any Transfer pursuant to a Buyout Notice, each Investor and Management Equity Holder shall execute the applicable transaction agreement and make or provide the same representations, warranties, covenants, indemnities, agreements, escrows and holdback arrangements as the Dragging Investors make or provide in connection with the Drag-Along Sale (such representations, warranties, covenants, indemnities, agreements, escrows and holdback arrangements to be set forth in the Buyout Notice); provided, that each Investor and Management Equity Holder shall be obligated to make only individual representations and warranties with respect to its title to and ownership of the applicable Common Shares, authorization, execution and delivery of relevant documents, enforceability of such documents against such Investor or Management Equity Holder, and other matters relating to such Investor or Management Equity Holder, but not with respect to any of the foregoing with respect to any other Investors or Management Equity Holders or their Common Shares or the Company and its Subsidiaries; provided, further, that all representations and warranties in the applicable transaction agreement with respect to the Company and its Subsidiaries shall be made by the Dragging Investors or the Company and the other Investors and Management Equity Holders shall be severally and not jointly liable with respect to any indemnification obligation with respect thereto, and any such indemnification obligation shall be pro rata based on the proceeds received by such Investors and Management Equity Holders, in each case, in an amount not to exceed the aggregate proceeds received by such Investors; provided, further, that in no event shall any Investor be required to enter into a non-compete, non-solicit or other similar restrictive covenant and no Management Equity Holder shall be required to enter into a non-compete, non-solicit or other similar restrictive covenant that is more restrictive than any such existing arrangement between the Management Equity Holder and the Company or any of its Subsidiaries. Any transaction costs, including legal, accounting and investment banking fees and expenses incurred in connection with a Drag-Along Sale and for the benefit of all Investors and Management Equity Holders (it being understood that costs incurred by or on behalf of an Investor or Management Equity Holder for its sole benefit shall not be considered to be for the benefit of all Investors and Management Equity Holders), shall be paid or reimbursed by the Company or the Drag Third Party Purchaser.

Section 3.4             Right of First Offer.

(a)            If, prior to an IPO, an Investor desires to Transfer any or all of such Investor’s Common Shares to a Third Party Purchaser (for purposes of this Section 3.4, the Investor desiring to so Transfer, the “Selling ROFO Investor”) and the Selling ROFO Investor is permitted to Transfer such Common Shares under Section 3.1 (such Transfer, a “Proposed ROFO Transfer”), then, in each case, such Selling ROFO Investor shall submit a written notice (the “ROFO Notice”) to each other Investor (the “ROFO Holders”) of its desire to Transfer such Common Shares. Any such ROFO Notice shall provide each ROFO Holder with an opportunity to make a cash offer to purchase the number of Common Shares set forth in the ROFO Notice (the “ROFO Offered Shares”). Within (a) thirty (30) days following receipt of the ROFO Notice, any ROFO Holder may deliver to the Selling ROFO Investor a binding irrevocable written offer (the “ROFO Offer”) to purchase all, but not less than all, of the ROFO Offered Shares. Any such ROFO Offer shall include the material terms and conditions, including the aggregate cash purchase price (the “ROFO Offer Price”), upon which the ROFO Holder is willing to acquire all of the ROFO Offered Shares at a closing within thirty (30) days of the Selling ROFO Investor’s acceptance of the ROFO Offer upon customary closing conditions. If more than one ROFO Holder delivers a ROFO Offer, then the Selling ROFO Investor, if it desires to accept a ROFO Offer, must accept the ROFO offer that contains the highest ROFO Offer Price (the “Winning ROFO Offer” and the Investor that submitted such offer, the “Winning ROFO Investor”). The Selling ROFO Investor will have fifteen (15) days following receipt of the ROFO Offer to accept in writing (the “ROFO Acceptance Notice”) the ROFO Offer and the sale of the ROFO Offered Shares pursuant to the terms contained in the ROFO Acceptance Notice. If the Selling ROFO Investor timely delivers a ROFO Acceptance Notice, each of the Selling ROFO Investor and the ROFO Holder will use reasonable best efforts to consummate the transaction contemplated by the ROFO Offer within thirty (30) days of such acceptance. If the Selling ROFO Investor does not timely deliver a ROFO Acceptance Notice or affirmatively declines in writing such ROFO Offer, then the ROFO Holder’s offer set forth in the ROFO Offer shall immediately terminate. Upon such termination, the Selling ROFO Investor shall have the option for the subsequent 180 days (provided, that such 180-day period may be extended at the election of the Selling ROFO Investor for a period of up to 90 days to the extent necessary to obtain any required regulatory approvals) to Transfer such ROFO Offered Shares to a Third Party Purchaser or any Investor (other than the Winning ROFO Investor) (subject to compliance by the Selling ROFO Investor with Section 3.2 and the remainder of this Section 3.4). Notwithstanding the foregoing, any ROFO Offered Shares Transferred pursuant to this Section 3.4 may not be Transferred to a Third Party Purchaser or an Investor (other than the Winning ROFO Investor) upon terms that are more favorable in the aggregate to the purchaser of such ROFO Offered Shares than specified in the Winning ROFO Offer or at a price that is less than the ROFO Offer Price contained in the Winning ROFO Offer. In the event that the Selling ROFO Investor shall not have Transferred all of the ROFO Offered Shares within such 180-day period (as extended to the extent necessary to obtain any required regulatory approvals), the Selling ROFO Investor shall not sell any such ROFO Offered Shares without again first offering such Common Shares to the ROFO Holders in the manner provided pursuant to this Section 3.4. For the avoidance of doubt, if a Selling ROFO Investor is not required to deliver a ROFO Notice in connection with a Transfer of Common Shares, then such Selling ROFO Investor shall be permitted to Transfer such Common Shares without complying with the restrictions set forth in this Section 3.4. Notwithstanding anything to the contrary in this Section 3.4, a Proposed Transfer may not contain provisions related to any property of the Selling ROFO Investor other than Common Shares held by the Selling ROFO Investor.

(b)            This Section 3.4 shall terminate upon the occurrence of an IPO.

Section 3.5              Transferees to Become Parties; Assignment of Rights.

(a)            Prior to effectuating any Transfer (other than any Transfer pursuant to Section 3.3), the Investor proposing to make such Transfer shall deliver to the Company (a) the name of the Person or Persons to whom the proposed Transfer is to be made; (b) if reasonably requested by the Company, a written opinion of legal counsel in form and substance reasonably satisfactory to the Company’s legal counsel to the effect that the proposed Transfer may be effected without registration under the Securities Act or any applicable federal, state or foreign securities laws; provided, that no such opinion shall be required from any Investor that the Company determines is not, and was not at any time during the 90 days immediately before the proposed Transfer, an “affiliate” of the Company (as defined in Rule 144 under the Securities Act); and (c) such other information as the Company may reasonably request in order to determine that the proposed Transfer will be made in compliance with the provisions of this Agreement (including information used to determine whether any Person to whom the proposed Transfer is to be made is an accredited investor).

(b)            Other than a Transfer of Common Shares in a Public Offering or Drag-Along Sale, no purported Transfer of Common Shares by any Investor or Management Equity Holder to any other Person shall be effective unless and until such Person has delivered to the Company an executed joinder to this Agreement, substantially in the form set forth in Exhibit A, pursuant to which such Person agrees to be bound by the obligations of the Transferring party under this Agreement as if an original party hereto; provided, however, that (i) rights of the Investors contained in Article II may only be assigned to (x) an Affiliate of the Transferring Investor or (y) Third Party Purchaser of more than 20% of the outstanding Common Shares; provided, that the Morgan Stanley Investor shall be permitted to assign its rights under Article II to a Third Party Purchaser of 100% of its Common Shares and (ii) the rights of the Investors contained in Article III, Article IV, Article VI and Article VII may only be assigned to (x) an Affiliate of the Transferring Investor or (y) Third Party Purchaser of more than 10% of the outstanding Common Shares; provided, that the Morgan Stanley Investor shall be permitted to assign its rights under Article III, Article IV, Article VI and Article VII to a Third Party Purchaser of 100% of its Common Shares.

Section 3.6             Cooperation. Subject to the terms and conditions of this Agreement, the Company shall use its commercially reasonable efforts to cooperate with any Investor desiring to Transfer any or all of its Common Shares in accordance with and permitted by this Article III and to update its books and records to reflect such Transfer within five Business Days following its consummation and receipt of the joinder required by Section 3.5.

Section 3.7             Tolling. All time periods specified in this Article III are subject to reasonable extension for the purpose of complying with requirements of applicable laws, rules or regulations, as determined by the Board.

Section 3.8              Reorganization for an IPO. At any time after the date of this Agreement, Investors holding a majority of the Investor Percentage Interest (individually and collectively, the “IPO Triggering Person”) may cause, after giving written notice to the Company and the other Investors, an IPO. In connection with an IPO, the IPO Triggering Person (by written direction to the Company) may (but shall not be obligated to) (i) cause the Company to use any structure or means by which to effect an IPO, including by the conversion of the Company or any portion of the Company or any Subsidiary of the Company into one or more corporations, limited liability companies, limited partnerships or other business entities (any such conversion or other means described in this Section 3.8, a “Reorganization” and the resulting entity (whether the Company or a Subsidiary or other Affiliate of the Company or any successor thereto) whose equity securities are sold in the IPO, the “Public Entity”); provided, however, that in connection with any Reorganization, to the extent feasible, each Investor (in its capacity as an equity holder) shall retain its respective rights, obligations and privileges relative to each of the other Investors (in their respective capacities as equity holders) as set forth in this Agreement. The Investors shall take all actions reasonably requested by the IPO Triggering Person in connection with the consummation of such Reorganization, including consenting to, voting for and waiving any dissenters’ rights, appraisal rights or similar rights and participating in any exchange or other transaction required in connection with such Reorganization. No Investor (other than Investors collectively representing a majority of the Investor Percentage Interest) shall have any right to vote, consent to or approve any Reorganization. The Company shall pay any and all reasonable organizational, legal and accounting expenses and filing fees incurred by the Company or the Investors in connection with such Reorganization; provided, further, that the IPO Triggering Person may select, on behalf of itself and/or the Public Entity, any accounting firm, legal counsel, underwriters or any other providers in connection with such Reorganization.

Article IV
PREEMPTIVE RIGHTS

Section 4.1             Preemptive Rights. Subject to Section 4.8 and Section 4.9, if the Company or any of its Subsidiaries proposes to issue any Common Shares or other equity Securities, or any Securities convertible into or exercisable or exchangeable for any Common Shares or other equity Securities or incur any indebtedness or issue any debt Securities (the “New Debt or Equity Interests”) from to any Person (the “Subject Purchaser”), each Investor (each, a “Preemptive Rights Holder”) shall have the right (a “Preemptive Right”) to purchase such Investor’s pro rata share of the New Debt or Equity Interests, which pro rata share shall be determined based on the proportion of Common Shares held by such Investor in relation to the Common Shares held by all Investors (the “Proportionate Percentage”), at the same price and on the same other terms proposed to be issued and sold.

Section 4.2              Preemptive Offer Notice. Not later than ten Business Days prior to any issuance of New Debt or Equity Interests giving rise to Preemptive Rights under Section 4.1, the Company shall deliver to each Preemptive Rights Holder a notice (the “Preemptive Offer Notice”) that (i) includes the principal terms and conditions of the proposed issuance, including (A) the number of New Debt or Equity Interests proposed to be issued, (B) the price per unit of the New Debt or Equity Interests and (C) the proposed issuance date, (ii) sets forth such Preemptive Rights Holder’s Proportionate Percentage and (iii) offers to sell to such Preemptive Rights Holder its Proportionate Percentage of such New Debt or Equity Interests and of such New Debt or Equity Interests as shall not have been subscribed for by the other Preemptive Rights Holders (as hereinafter provided), in each case at the price and on the terms and conditions set forth therein. The Preemptive Offer Notice shall by its terms remain open for a period of ten Business Days from the date of delivery thereof (the “Election Period”) and shall specify the date on which the New Debt or Equity Interests will be sold to accepting Preemptive Rights Holders (which shall be at least five Business Days but not more than 180 days after the date of delivery of the Preemptive Offer Notice). The failure of any Preemptive Rights Holder to respond to the Preemptive Offer Notice during the Election Period shall be deemed a waiver of such Preemptive Rights Holder’s Preemptive Rights with respect to the applicable Preemptive Offer Notice.

Section 4.3              Post-Issuance Notice. Notwithstanding the advance notice requirements set forth in Section 4.2, if the Board determines that special circumstances warrant, the Company may provide a Preemptive Offer Notice after the issuance of the New Debt or Equity Interests (the “Issuance”), in which case the Company shall ensure that each Preemptive Rights Holder that elects to exercise its Preemptive Rights within the Election Period is offered the right to acquire from the Subject Purchaser (or from the Company, or the issuing Subsidiary of the Company, as applicable, following (if the Company so elects) a corresponding redemption from such Subject Purchaser), promptly following the Issuance, such Preemptive Rights Holder’s Proportionate Percentage of the New Debt or Equity Interests that were issued in the Issuance and otherwise on the terms set forth in Section 4.1, Section 4.2, Section 4.4 and Section 4.5.

Section 4.4             Acceptance. Each Preemptive Rights Holder shall have the right, during the Election Period, to elect to purchase any or all of its Proportionate Percentage of the New Debt or Equity Interests at the purchase price and on the terms stated in the Preemptive Offer Notice. Notice by any Preemptive Rights Holder of its acceptance, in whole or in part, of the offer set forth in such Preemptive Offer Notice (a “Notice of Acceptance”) shall be irrevocable and shall be signed by such Preemptive Rights Holder and delivered to the Company prior to the end of the Election Period, setting forth the number of New Debt or Equity Interests such Preemptive Rights Holder elects to purchase.

Section 4.5             Underallotment. Each Preemptive Rights Holder shall have the additional right to offer in its Notice of Acceptance to purchase any of the New Debt or Equity Interests not accepted for purchase by any other Preemptive Rights Holders, in which event such New Debt or Equity Interests not accepted by such other Preemptive Rights Holders shall be deemed to have been offered to and accepted by the Preemptive Rights Holders exercising such additional right under this Section 4.5 pro rata in accordance with their respective Proportionate Percentages (determined without regard to those Preemptive Rights Holders not electing to purchase their full respective Proportionate Percentages) on the same terms and conditions as those specified in the Preemptive Offer Notice, but in no event shall any such electing Preemptive Rights Holder be allocated a number of New Debt or Equity Interests in excess of the maximum number of New Debt or Equity Interests such Preemptive Rights Holder has elected to purchase in its Notice of Acceptance.

Section 4.6             Closing. The closing of an issuance of New Debt or Equity Interests pursuant to this Article IV shall take place on the proposed issuance date set forth in the Preemptive Offer Notice; provided, that consummation of any issuance may be extended beyond such date to the extent necessary to obtain any applicable governmental approval or other required approval or to satisfy other conditions set forth in the Preemptive Offer Notice. At the closing of such issuance, each Investor participating in the issuance shall be delivered the notes, certificates or other instruments (if any) evidencing the New Debt or Equity Interests to be issued to such Investor, registered in the name of such Investor or its designated nominee, free and clear of any liens (other than any liens arising pursuant to the terms of this Agreement or applicable securities laws), with any transfer tax stamps affixed, against delivery by such Investor of the applicable consideration. Each Investor participating in such issuance shall take or cause to be taken all such reasonable actions as may be reasonably necessary or reasonably desirable in order to expeditiously consummate such Issuance pursuant to this Article IV and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments and filing applications, reports, returns, filings and other documents or instruments with Governmental Entities.

Section 4.7              Post-Closing Sales. If Notices of Acceptance given by the Preemptive Rights Holders do not cover in the aggregate all of the New Debt or Equity Interests, the Company may during the 180 days following the end of the Election Period sell or issue to any other Person or Persons all or any part of the New Debt or Equity Interests not covered by such Notices of Acceptance, but only on terms and conditions that are no more favorable, with respect to price or other material terms in the aggregate, to such Person or Persons or less favorable, with respect to price or other material terms in the aggregate, to the Company than those set forth in the Preemptive Offer Notice. If such sale or issuance is not consummated within such 180-day period for any reason, then the restrictions provided for in this Article IV shall again become effective.

Section 4.8             Excluded Transactions. The Preemptive Rights under this Article IV shall not apply to (a) issuances or sales of Securities to employees, officers, Directors, managers or consultants of the Company or any of its Subsidiaries pursuant to employee benefits or similar employee or management equity incentive plans or arrangements of the Company or any of its Subsidiaries; (b) issuance or sales to a Person in connection with an acquisition (or series of acquisitions), business combination or merger approved by the Board; (c) issuances of Securities to the Company or any of its Subsidiaries; (d) issuances of Securities pursuant to the exercise, exchange or conversion of convertible securities or options; or (e) issuances of Securities in connection with a Reorganization, Drag-Along Sale or any other Liquidity Event approved in accordance with this Agreement.

Section 4.9             Emergency Funding.

(a)            In the event that the Board (or has indicated that it will not) approve an equity issuance in accordance with Section 2.5(c) sufficient to respond or remedy a Rescue Event within a reasonable period of time under the circumstances or such an issuance is approved but compliance with Sections Section 4.1 through Section 4.8 would render the Company unable to respond or remedy a Rescue Event within a reasonable period of time under the circumstances, then any of the Angelo Gordon Investor, the Apollo Investor, the Ares Investor and the Morgan Stanley Investor (and any of their Affiliates’ transferees, but not (for the avoidance of doubt) any other Investor) (as applicable, the “Rescue Investor”) may, with the approval of Directors representing at least 66.667% of the votes of all Directors, issue on behalf of the Company and without the consent of any other Person, an optional rescue funding notice by written notice (each such notice, an “Optional Rescue Funding Notice”) to each other Investor (the “Non-Rescue Investors”). Such Rescue Investor may only issue such Optional Rescue Funding Notice if such Rescue Investor reasonably and in good faith determines that, and the Chief Executive Officer or Chief Financial Officer of the Company notifies such Investor in writing that, the Company requires immediate additional external funds beyond those then-reasonably promptly available to the Company and its Subsidiaries, after exhausting commercially reasonable efforts to obtain such funds from third party capital sources in light of the particular circumstances of such Rescue Event (including the timeline for when such funds are needed, the amount of such funding and the reasonableness of the terms of such third-party capital), (x) to prudently respond to an emergency (risking material harm to or destruction of life, health, the environment and/or property) relating to the Company or any of its Subsidiaries, including their facilities or properties; or (y) to prevent any exploration and production lease relating to the Company or any of its Subsidiaries (excluding any such lease that the Company (with requisite Board approval) has affirmatively elected not to extend) from terminating due to a failure to be held by production (each of clause (x) or (y), a “Rescue Event”). Any Optional Rescue Funding Notice shall set out (i) the basis for the determination that a Rescue Event has occurred, (ii) the Funding Event Amount with respect to such Rescue Event and (iii) the scheduled date of the Initial Rescue Funding Event. The maximum amount that may be specified pursuant to an Optional Rescue Funding Notice (or any series of Optional Rescue Funding Notices related to the same Rescue Event) shall be the minimum amount of funds necessary to respond to or remedy the Rescue Event (and in the case of clause (y) thereof, the Company shall use commercially reasonable efforts to make applicable lease extension payments in lieu of drilling) as determined reasonably and in good faith by the Rescue Investor. The Rescue Investor shall have the right (but not the obligation) to immediately fund a cash capital contribution to the Company in an amount up to the entire capital amount (such entire amount, the “Funding Event Amount”) specified in the Optional Rescue Funding Notice (such initial funding, the “Initial Rescue Funding Event”).

(b)            The Non-Rescue Investors shall have the right (but not the obligation) to participate in the funding specified in the Optional Rescue Funding Notice as follows:

(i)             If the Rescue Investor funds the entirety of the Funding Event Amount as part of the Initial Rescue Funding Event, within thirty (30) days following the Initial Rescue Funding Event the Non-Rescue Investors shall have the right, exercisable by delivery of written notice to the Rescue Investor and the Company, to purchase from the Rescue Investor an amount up to the Non-Rescue Investor’s Investor Percentage Interest multiplied by the Funding Event Amount in exchange for a corresponding portion of the Rescue Financing.

(ii)             If less than the full amount of the Funding Event Amount is funded pursuant to an Initial Rescue Funding Event (such remaining portion to be funded, the “Remaining Portion” and such portion of the total amount of capital initially funded by the Rescue Investor, the “Initial Funded Portion”), each other Investor shall have the right (but not the obligation) to within thirty (30) days from date the Optional Rescue Funding Notice elect to (i) purchase from the Rescue Investor a portion of the Initial Funded Portion and/or (ii) make a cash capital contribution to the Company in respect of the Remaining Portion, such that to the best extent possible, each Investor has the opportunity to fund its Investor Percentage Interest of the Funding Event Amount, with the Investors working in good faith to ensure an appropriate allocation between clauses (i) and (ii).

(iii)            If one or more Investors elects to make a capital contribution or purchase from the Rescue Investor in respect of an Optional Rescue Funding Notice in an amount that is less than its Investor Percentage Interest multiplied by the Funding Event Amount (the aggregate dollar amount of such shortfalls, the “Funding Event Shortfall”), the Company shall promptly notify each fully-participating Investor of the Funding Event Shortfall. In such event, each such fully-participating Investor shall have the right (but not the obligation), exercisable in its sole discretion by written notice to the Company within one (1) Business Day from the notice to each such fully-participating Investor of the Funding Event Shortfall, to increase its capital contribution (or purchase from the Rescue Investor) with respect to such Optional Rescue Funding Notice up to the amount of the Funding Event Shortfall. Such rights of each fully-participating Investor to participate in the Funding Event Shortfall shall be allocated only amongst those fully-participating Investors electing to participate in funding such Funding Event Shortfall on a pro rata basis (based on the relative Investor Percentage Interests of the fully-participating Investors that elect to participate).

(iv)            Notwithstanding anything in this Agreement to the contrary, any capital contributions (or purchases) made by an Investor in respect of an Optional Rescue Funding Notice shall not increase the Common Shares held by such Investor. Consequently, no Investor shall receive any additional Common Shares in respect of a capital contribution (or purchase) made in connection with a Rescue Event, and instead such capital contribution (or purchase) shall be treated as either an unsecured loan to the Company that accrues interest at an annual rate of [ ]% or an issued of preferred equity that accrues a paid-in-kind dividend at an annual rate of [ ]% and is senior to the Common Shares (a “Rescue Financing”). Any Rescue Financing shall be pre-payable by the Company without premium or penalty and shall not be, on its terms, convertible into equity securities of the Company or provide for any economics to the holder thereof other than repayment of the applicable contribution (or purchase) and the interest or dividend thereon, as applicable. Following the funding of a capital contribution (or purchase) in connection with a Rescue Event, to the extent permissible under the Company’s and its Subsidiaries’ contracts for indebtedness for borrowed money, the Company shall use (and continue to use until full repayment) all available cash of the Company to repay all outstanding Rescue Financings (including with interest), on a pro rata basis, prior to any distribution of cash or other property in respect of the Common Shares or other equity securities of the Company. For the avoidance of doubt, Rescue Financings shall not be treated as indebtedness for U.S. federal or applicable state and local income tax purposes. The Company shall use its reasonable best efforts and the Investors shall take all Necessary Action to structure any Rescue Financing in a manner that is permissible under the existing credit agreements of the Company, including (i) structuring the Rescue Financing as preferred equity (and making any amendments to this Agreement and the organizational documents of the Company as may be necessary to accomplish the same) and (ii) to obtain all exceptions, waivers or amendments under any existing credit agreement necessary permit funding pursuant to this Section 4.9.

Article V
REPRESENTATIONS AND WARRANTIES

Section 5.1             Representations and Warranties of the Investors. Each Investor represents and warrants to each other Party, solely with respect to itself, that on the date such Investor became a party to this Agreement:

(a)            If such Investor is an entity, it is duly organized and validly formed under the laws of the jurisdiction of its organization.

(b)            Such Investor has the full right, power and authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

(c)            The execution and delivery by it of this Agreement and the performance by such Investor of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on its part and does not require any corporate or other action on the part of any trustee or beneficial or record owner of any equity interest in such Investor, other than those that have been obtained and are in full force and effect.

(d)            This Agreement has been duly executed and delivered (or is deemed to have been duly executed and delivered) by such Investor and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(e)            The execution and delivery (or deemed execution and delivery) by such Investor of this Agreement and the performance by such Investor of its obligations under this Agreement do not and will not conflict with, result in a breach of or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under applicable law, any trust instrument, organizational document, or any contract or agreement to which such Investor is a party.

(f)            Such Investor has not granted or become a party to, and shall not grant or become a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement or would otherwise frustrate or limit the ability of such Investor to comply with its obligations hereunder.

(g)           As of the date of this Agreement, other than this Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which such Investor has a contractual obligation with respect to the voting or Transfer of any Common Shares or that are otherwise inconsistent with or conflict with any provision of this Agreement.

Section 5.2         Representations and Warranties of the Company. The Company represents and warrants to each Investor that on the date of this Agreement:

(a)       The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)       The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Investors, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(c)       The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with, result in a breach of or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under applicable law, the Company Organizational Documents or any contract or agreement to which the Company is a party.

Article VI
COVENANTS

Section 6.1         Reports.

(a)        From and after the date of this Agreement, the Company shall furnish to each Investor:

(i)            within 120 days after the end of each fiscal year, annual audited financial statements for such fiscal year;

(ii)           within 60 days of the end of each of the first three fiscal quarters of every fiscal year, the unaudited consolidated statement of financial position for the Company and its Subsidiaries and related statements of profit or loss or other comprehensive income, changes in equity, as applicable, and cash flows on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes, as of the end of and for such fiscal quarter; and; and

(iii)          to the extent prepared, monthly reports, an annual approved plan of development and all reserve reports.

Section 6.2         Confidentiality.

(a)        Except as and to the extent as may be required by applicable law, regulation or legal or judicial process, without the prior written consent of the Board, the Investors shall not, and shall direct their officers, directors, agents, employees and other representatives not to, disclose or permit the disclosure of any Confidential Information; provided, that an Investor and its equity owners may disclose Confidential Information (i) (A) to its investors, limited partners or other similar Persons or (B) in confidential materials delivered to prospective investors, limited partners or other similar Persons; provided, that such Investor shall be responsible for breach of this Section 6.2 by any such Person; (ii) to a bona fide Qualified Prospective Investor; and (iii) to such Investor’s and its Affiliate’s respective directors, officers, employees, agents and advisors (including, without limitation, attorneys, accountants, consultants and financial advisors), in each case who have been advised as to the obligations of confidentiality set forth in this Agreement.

(b)        If any Investor is required by applicable law, regulation or legal or judicial process (including the request of any regulator with jurisdiction over the Investor) to disclose any Confidential Information, it shall, to the extent permitted by applicable law, first provide notice reasonably in advance to the Company with respect to the content of the proposed disclosure, the reasons that such disclosure is required and the time and place that the disclosure will be made. Such Investor shall cooperate, at the Company’s sole cost and expense, with the Company to obtain confidentiality agreements or arrangements with respect to any legally required disclosure and in any event shall disclose only such Confidential Information as is required by applicable law, regulation or legal process. The Investors’ obligations under this Section 6.2(b) shall not apply to disclosures made as part of an ordinary course audit or request for information from a regulator that is not specifically focused on the Company. Notwithstanding the limitations in this Section 6.2, in the event that access to or delivery of Confidential Information is requested or required of an Investor by any governmental regulatory, self-regulatory or supervisory authority having appropriate jurisdiction in connection with any investigation or audit or information-seeking exercise, such Investor will give to Company, to the extent practicable and if lawfully permitted to do so, prompt written notice of such request or requirement, but may comply with such request or requirement.

(c)        Notwithstanding anything to the contrary herein, a Person who ceases to be an Investor for purposes of this Agreement (as a result of a Transfer of all of its Common Shares or otherwise) shall continue to be subject to the confidentiality obligations set forth in this Section 6.2 for 24 months following the date on which such Person is no longer an Investor.

Section 6.3         Corporate Opportunity.

(a)        Each Investor acknowledges and affirms that the other Investors may have, and may continue to participate in, directly or indirectly, investments in assets and businesses that are, or will be, suitable for the Company or competitive with the Company’s businesses.

(b)        Each Investor, individually and on behalf of the Company, expressly (i) acknowledges and agrees that no Investor nor any of its representatives (including any Director nominated by such Investor) shall have any duty to disclose to the Company or any other Investor any such business opportunities and renounces any expectancy or interest in such business opportunities, whether or not competitive with the Company’s businesses and whether or not the Company might be interested in such business opportunity for itself (except to the extent that (A) such representative is an officer, consultant or employee of the Company or its Subsidiaries and (B) such opportunity was presented to such representative in his or her capacity as such); (ii) agrees that the terms of this Section 6.3, to the extent that they modify or limit a duty or other obligation (including fiduciary duties), if any, that an Investor, Director or other Person may have to the Company or any other Person under applicable law, rule or regulation, are reasonable in form, scope and content; and (iii) waives to the fullest extent permitted by Delaware General Corporation Law any duty or other obligation, if any, that an Investor, Director or other Person may have to the Company or another Person pursuant to applicable law, rule or regulation, to the extent necessary to give effect to the terms of this Section 6.3.

(c)        Subject to Article IV and Section 2.5, any Investor, in its separate capacity, may lend money to the Company or a Subsidiary of the Company. If an Investor, in its separate capacity, lends money to the Company or any of its Subsidiaries, the Investor shall, for all purposes relating to such loan, be treated as an unrelated person and shall have the same rights and priorities such Investor would have if it were not an Investor.

Section 6.4         [Reserved]

Section 6.5         Visitation and Inspection Rights. The Company shall permit the Investors and their designated representatives, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested.

Section 6.6         Issuance of Nonvoting Equity. The Company shall not issue any nonvoting stock or any other nonvoting equity interest in the Company to the extent prohibited by Section 1123(a)(6) of Title 11 of the Bankruptcy Code as in effect on the Plan effective date; provided, however, that the foregoing restriction (i) shall have such force and effect only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company, (ii) shall not have any further force or effect beyond that required under Section 1123(a)(6) and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

Article VII
REGISTRATION RIGHTS

Section 7.1         Registration Rights.

(a)        At the time of an IPO, the Company shall cause the Public Entity to grant registration rights to each Investor pursuant to a customary registration rights agreement (“Registration Rights Agreement”), in a form that is consistent with the terms set forth in this Section 7.1 and otherwise approved by the Investors holding a majority of the Investor Percentage Interest.

(b)       The Registration Rights Agreement shall provide that three (3) demand registration rights may be initiated by each of the Investor Groups registering at least $50,000,000.00 of equity securities per demand registration, with each other Investor being entitled to participate on a pro rata basis. The Registration Rights Agreement shall also include shelf registration rights. The Registration Rights Agreement shall further provide that the participation by the Investors will be subject to such customary restrictions and cut-backs as may be required by the underwriters in any such registration; provided, however, that cut-backs shall be calculated based on the number of registrable securities covered by the Registration Rights Agreement allocable to each Investor so selling or causing to be sold such registrable securities.

Article VIII
MISCELLANEOUS

Section 8.1         Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter.

Section 8.2         Assignment Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by any Party (whether by operation of law or otherwise), as provided in Section 3.5. Any attempted assignment in violation of this Section 8.2 shall be void. Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

Section 8.3         Amendments; Waiver.

(a)        Except as otherwise expressly provided herein and subject to Section 8.3(b) and Section 8.3(c), this Agreement and the Company Organizational Documents may be amended, modified or supplemented, and any provision of this Agreement or the Company Organizational Documents may be waived, only in writing by the approval of Investors collectively holding an Investor Percentage Interest of at least 75%.

(b)       In addition to the approval required by Section 8.3(a):

(i)            any amendment, modification or supplement of this Agreement or the Company Organizational Documents that is disproportionately adverse to the rights or obligations of any Investor as compared to any other Investor shall require the written approval of each such disproportionately and adversely affected Investor;

(ii)           any amendment, modification or supplement of this Agreement or the Company Organizational Documents that would require an Investor to contribute capital to the Company, would change such Investor’s rights to indemnification under this Agreement or the Company Organizational Documents or would eliminate any waiver of corporate opportunity as it relates to such Investor shall require the approval of the affected Investor;

(iii)          any amendment, modification or supplement to this Section 8.3 that is adverse to the rights of any Investor under this Section 8.3 shall require the written approval of such affected Investor.

(c)        Any Party may on behalf of itself only (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by any other Party with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

Section 8.4             No Third-Party Beneficiaries. This Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 8.5             Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of email transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or email address as such Party shall designate by like notice):

(a)            if to the Company:

Sundance Energy Inc.
1050 17th Street, Suite 700

Denver, CO 80265
Attention:     Eric McCrady, Chris Humbler
Email: EMcCrady@sundanceenergy.net ; chumber@sundanceenergy.net with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022

Attention:     David A. Hammerman; Keith A. Simon; Annemarie V. Reilly; and Jeffrey T. Mispagel
Email: david.hammerman@lw.com ; keith.simon@lw.com ; annemarie.reilly@lw.com ; jeffrey.mispagel@lw.com

(b)            if to the Morgan Stanley Investor:

1585 Broadway, 24th Floor
New York, NY 10036
Attention:     David Lazarus
Email: David.Lazarus@morganstanley.com

with a copy (which shall not constitute notice) to:

(c)            if to the Angelo Gordon Investor:

245 Park Avenue, 24th Floor
New York, NY 10167
Attention:     Chad Hanover
Email: notices.AGEnergyFundingLLC@virtusllc.com ; AGEnergyAcctOps@angelogordon.com with a copy (which shall not constitute notice) to:

(d)            if to the Apollo Investor:

9 West 57th Street, 43rd Floor

New York, NY 10019

Attention: Joseph D. Glatt

Email: jglatt@apollo.com ; dvogel@apollo.com ; chwong@apollo.com ; mlotito@apollo.com

Tranquilidade Diversified Income ICAV

c/o Apollo Management International LLP

25 St. George Street

London W1S 1FS

Attn: Sundip Kalley

Email: skalley@apollo.com

(e)            if to the Ares Investor:

245 Park Avenue, 44th Floor

New York, NY 10167

Attention: General Counsel

Email: arccgeneralcounsel@aresmgmt.com

(f)            if to any other Investor, to the name and address set forth in the signature pages hereto, or as set forth in any joinder to this Agreement executed by such Investor.

Section 8.6             Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any of the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that each of the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such Party is entitled in law or in equity. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at law or that any such award is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such remedy.

Section 8.7             Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (a) in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or any of the transactions contemplated hereby, submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over the applicable Proceeding, any state or federal court within the State of Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any Proceeding relating to this Agreement or any of the transactions contemplated hereby in any court other than the above-named courts; and (d) agrees that it shall not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than the above-named courts, (iii) should be stayed by reason of the pendency of some other Proceeding in any court other than the above-named courts or (iv) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each Party agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 8.5.

Section 8.8            Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 8.8. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 8.9             Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 8.10           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more such counterparts have been signed by each Party and delivered (by facsimile, e-mail, or otherwise) to the other Party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” from, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signatures.

Section 8.11          Interpretation; Absence of Presumption. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Schedule and Exhibit are references to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Exhibits hereto and the words “date hereof” refer to the date of this Agreement; (d) references to “Dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (n) any law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor laws and the related rules and regulations thereunder and published interpretations thereof.

Section 8.12           Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the provisions of this Agreement.

Section 8.13           Termination. This Agreement shall terminate on the earliest to occur of (a) the consummation of a Liquidity Event, (b) an IPO of the Company (but not of any of its Subsidiaries, in which case this Agreement shall survive) approved in accordance with this Agreement (provided that the provisions of Article VII shall survive) or (c) the written agreement of all Investors; provided, that Section 6.2 shall survive any termination of this Agreement. No termination under this Agreement shall relieve any party of liability for breach prior to termination.

Section 8.14           Withdrawal. Any Investor that ceases to own any Common Shares shall cease to be a party to this Agreement and cease being an Investor.

Section 8.15           Conflict with the Company Organizational Documents. To the extent any conflict arises between this Agreement and the Company Organizational Documents, then, subject to applicable law, the terms of this Agreement shall prevail and each of the Parties agrees to, or to procure so far as it is able to do so, take such steps to ensure that a resolution of the Company as may be sufficient is passed so as to give as full effect as possible to the terms and intentions of this Agreement.

Section 8.16           Investor Groups. For all purposes under this Agreement, any notice required to made to an Investor Group hereunder shall be deemed made if given to any member of such Investor Group and the act or decision of any member of an Investor Group shall be the act of the entire Investor Group and bind all members of the applicable Investor Group.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Stockholders Agreement as of the date first written above.

COMPANY:

SUNDANCE ENERGY Inc.

By:	/s/Eric P. McCrady
Name: Eric P. McCrady
Title: Chief Executive Officer

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Stockholders Agreement as of the date first written above.

STOCKHOLDER:

MORGAN STANLEY CAPITAL GROUP INC.

/s/Parker Corbin
Name: Parker Corbin
Title: Chairman, President, CEO

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Stockholders Agreement as of the date first written above.

STOCKHOLDERS:

ARES CAPITAL CORPORATION

/s/Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

CION ARES DIVERSIFIED CREDIT FUND

/s/Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

ARES CREDIT STRATEGIES INSURANCE DEDICATED FUND SERIES INTERESTS OF THE SALI MULTI-SERIES FUND, L.P.,

By: Ares Management LLC, its investment subadvisor

By Ares Capital Management LLC, as subadvisor

/s/Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

[Signature Page to Stockholders Agreement]

DIVERSIFIED LOAN FUND – PRIVATE DEBT S.À R.L.

By: Ares Capital Management LLC, its investment manager

/s/Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

ARES DIRECT FINANCE I LP

By: Ares Capital Management LLC, its investment manager

/s/Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Stockholders Agreement as of the date first written above.

STOCKHOLDERS:

AMISSIMA DIVERSIFIED INCOME ICAV,

By: Apollo Management International LLP, solely in its capacity as Portfolio Manager and not in its individual corporate capacity

By: AMI (Holdings), LLC, its member

/s/Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO ATLAS (HOLDINGS) SPV, LLC,

By: Apollo Atlas Master Fund, LLC, its sole member

By: Apollo Atlas Management, LLC, its investment manager

/s/Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

[Signature Page to Stockholders Agreement]

APOLLO KINGS ALLEY CREDIT SPV, L.P.

By: Apollo Kings Alley Credit Advisors (DC), L.P., its general partner

By: Apollo Kings Alley Credit Advisors (DC-GP), LLC, its general partner

/s/James Elworth
Name: James Elworth
Title: Vice President

APOLLO MOULTRIE CREDIT FUND, L.P.

By: Apollo Moultrie Credit Fund Management, LLC, its investment manager

/s/Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO TACTICAL VALUE SPN INVESTMENTS, L.P.

By: Apollo Tactical Value SPN Management, LLC, its investment manager

/s/Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

[Signature Page to Stockholders Agreement]

ATCF SPV, L.P.

By: Apollo Tower Credit Advisors (DC), L.P., its general partner

By: Apollo Tower Credit Advisors (DC-GP), LLC, its general partner

/s/James Elworth
Name: James Elworth
Title: Vice President

APOLLO TR OPPORTUNISTIC LTD.

By: Apollo Total Return Management LLC, its investment manager

By: Apollo Total Return Enhanced Management LLC, its investment manager

/s/Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

[Signature Page to Stockholders Agreement]

APOLLO UNION STREET SPV, L.P.

By: Apollo Union Street SPV Advisors, LLC, its general partner

/s/James Elworth
Name: James Elworth
Title: Vice President

MPI (LONDON) LIMITED

By: Apollo TRF MP Management LLC, its investment manager

/s/Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

TRANQUILIDADE DIVERSIFIED INCOME ICAV

By: Apollo Management International LLP, solely in its capacity as Portfolio Manager and not in its individual corporate capacity

By: AMI (Holdings), LLC, its member

/s/Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Stockholders Agreement as of the date first written above.

STOCKHOLDER:

AG ENERGY FUNDING, LLC

/s/Todd Dittmann
Name: Todd Dittmann
Title: Authorized Person

[Signature Page to Stockholders Agreement]

Schedule A

Initial Board

Morgan Stanley Director:

David Lazarus

Angelo Gordon Director:

Damon Putman

Apollo Director:

Daniel Vogel

Ares Director:

Owen Hill

Exhibit A

Joinder Agreement to the Stockholders Agreement

The undersigned is executing and delivering this Joinder pursuant to the Stockholders Agreement, dated as of April 23, 2021 (as the same may be amended and modified from time to time pursuant to its terms, the “Stockholders Agreement”), by and among Sundance Energy Inc., a Delaware corporation (the “Company”), each of the stockholders of the Company party thereto and such other persons, if any, named as parties therein.

By executing and delivering this Joinder to the Company, the undersigned hereby acknowledges that it has been furnished with and has carefully read a copy of the Stockholders Agreement prior to its execution of this Joinder and agrees to become a party to, to be bound by, and to comply with the provisions of the Stockholders Agreement as an “Investor” thereunder in the same manner as if the undersigned were an original signatory to the Stockholders Agreement (but subject to Section 3.5 of the Stockholders Agreement).

Accordingly, the undersigned has executed and delivered this Joinder as of the [__] day of [_______], 20[__].

[________]

By:
Name:
Title:

Address for notices:

[________]
[________]
Attention:
E-mail: